Exhibit 3.1

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLIED NEVADA GOLD CORP.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

The present name of the corporation is Allied Nevada Gold Corp. (the “Corporation”). The Corporation was incorporated under the name “Allied Nevada Gold Corp.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 14, 2006. This First Amended and Restated Certificate of Incorporation of the Corporation, which amends and restates the provisions of the Corporation’s Certificate of Incorporation, was duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST:	The name of the corporation is:

Allied Nevada Gold Corp.

SECOND:	The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD:	The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to possess and exercise all of the powers and privileges granted under such law and the other laws of the State of Delaware.

FOURTH:	A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares of common stock, $0.001 par value per share, and Ten Million (10,000,000) shares of preferred stock, $0.001 par value per share. The holders of such shares of common stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote. There shall be no cumulative voting.

B. Subject to the provisions hereof, the Board of Directors is authorized to establish by resolution one or more series of preferred stock and, to the extent now or hereafter permitted by the laws of the State of Delaware and the provisions of this Certificate of Incorporation, to fix and determine the preferences, voting powers, qualifications and special or relative rights or privileges of each series including, but not limited to:

	(1)	the number of shares to constitute such series and the distinctive designation thereof;

	(2)	the dividend rate and preferences, if any, on the shares of such series and the special and relative rights of such shares of such series as to dividends;

	(3)	whether or not the shares of such series shall be redeemable, and if redeemable, the price, terms and manner of redemption;

	(4)	the preferences, if any, and the special and relative rights of the shares of such series upon liquidation of the Corporation;

	(5)	whether or not the shares of such series shall be subject to the operation of a sinking or purchase fund, and if so, the terms and provisions of such fund;

(6)	whether or not the shares of such series shall be convertible into shares of any other class or of any other series of the same or any other class of stock of the Corporation and, if so, the conversion price or ratio or other conversion right;

(7) the conditions under which the shares of such series shall have separate or special voting rights or no voting rights; and

(8) such other designations, preferences, and relative participating, optional or other special rights and qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the laws of the State of Delaware and this Certificate of Incorporation.

FIFTH:	The Corporation is to have perpetual existence.

SIXTH:	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SEVENTH:	Except as otherwise provided in the provisions establishing a class of stock, the number of the authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

EIGHTH:	No director of the Corporation (a “Director”) need be a stockholder. The election of Directors need not be by written ballot, unless the By-Laws shall so require.

NINTH:	In furtherance of and not in limitation of powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time By-Laws of the Corporation without any action on the part of the Corporation’s stockholders, subject to the rights of the stockholders entitled to vote with respect thereto to alter and repeal By-Laws made by the Board of Directors.

TENTH:	A. To the fullest extent permitted under law, no Director shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a Director.

B. If the General Corporation Law of the State of Delaware or any other statute of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a Director provided by the foregoing provisions of this Tenth Article.

C. Any repeal or modification of or amendment to this Tenth Article shall be prospective only and shall not adversely affect any limitation on the liability of a Director occurring prior to or existing at the time of such repeal or amendment.

ELEVENTH:	A. To the maximum extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a Director or an officer of the Corporation, or is or was serving at the request of the Corporation as a director or an officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all liability and loss suffered, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

B. To the extent permitted by law, the Corporation may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses
(including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

C. The Corporation shall, if so requested by a Director or officer, advance expenses (including attorneys’ fees) incurred by a Director or an officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that such Director or officer is not entitled to indemnification. The Corporation may advance expenses (including attorneys’ fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.

D. No amendment, termination or repeal of this Eleventh Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any person indemnified under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

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This First Amended and Restated Certificate of Incorporation herein certified, insofar as the provisions of the General Corporation Law govern such effective date, shall be effective on the date of filing with the Secretary of State of this First Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this First Amended and Restated Certificate of Incorporation to be signed by Scott Caldwell, its President and Chief Executive Officer, as of this 27th day of October, 2011.

ALLIED NEVADA GOLD CORP.

/s/ Scott Caldwell

By:	Scott Caldwell
President and Chief Executive Officer